Exhibit 99.1

PRIMERICA REPORTS THIRD QUARTER 2022 RESULTS

Life-licensed sales force grew 3% driven by strong new life licenses

Term Life net premiums increased 6%; adjusted direct premiums increased 7%

Investment and Savings Products sales of $2.2 billion declined 23% reflecting market conditions; net client inflows remained positive at $0.7 billion

Net earnings per diluted share (EPS) of $1.37 (including a non-cash goodwill impairment of $1.59 per diluted share) decreased 51%; return on stockholders’ equity (ROE) of 12.2%

Diluted adjusted operating EPS of $3.02 increased 1%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 23.8%

Declared dividend of $0.55 per share, payable on December 14, 2022, and repurchased $97 million of common stock during the quarter

Duluth, GA, Nov. 8, 2022 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended September 30, 2022. Total revenues were $673.3 million, decreasing 3% compared to the third quarter of 2021. Net income of $51.8 million decreased 54%, while net earnings per diluted share of $1.37 decreased 51% compared to the same period in the prior year. Results reflect a non-cash goodwill impairment charge of $60.0 million, or $1.59 per diluted share, in connection with the annual goodwill impairment test for the Senior Health reporting unit. The calculated decline in fair value was primarily attributable to an increase in the market-based weighted average cost of capital (“WACC”) used to discount forecasted cash flows. The increase in the WACC was driven by higher equity market risk premiums and interest rates.

The Company excludes the goodwill impairment charge from adjusted operating results as it represents a non-recurring item that causes incomparability of the Company’s core results between periods. Adjusted operating revenues were $676.1 million, decreasing 2% compared to the third quarter of 2021. Adjusted net operating income of $113.9 million decreased 4% year-over-year, while adjusted operating net earnings per diluted share of $3.02 increased 1%.

Operating results during the quarter were pressured by market volatility, which led to a substantial decline in client asset values and lower sales volume in the Investment and

Savings Product segment. Continued growth in Term Life earnings partly offset the negative impact of equity markets on the current period’s financial results. The Company continues to make progress in addressing challenges in the senior health distribution marketplace. Insurance and other operating expense growth has normalized as expected from the higher growth levels reported earlier in the year. The Company continues to make significant progress in growing the size of the independent life-licensed sales force by leveraging improvements in the licensing process and the excitement generated at the biennial convention.

“Our focus remains on serving the protection and savings needs of our clients during these times of market volatility and economic uncertainty as we expand the size of our sales force,” said Glenn Williams, Chief Executive Officer. “Our biennial convention had the desired impact of adding energy and excitement to our organization.”

Third Quarter Distribution & Segment Results

Distribution Results
	Q3 2022	Q3 2021	% Change
Life-Licensed Sales Force (1)	134,313	130,023	3%
Recruits	127,788	91,884	39%
New Life-Licensed Representatives	12,518	9,381	33%
Life Insurance Policies Issued	71,104	75,914	(6)%
Life Productivity (2)	0.18	0.19	*
ISP Product Sales ($ billions)	$2.16	$2.79	(23)%
Average Client Asset Values ($ billions)	$83.32	$92.65	(10)%
Senior Health Submitted Policies (3)	16,095	20,867	(23)%
Senior Health Approved Policies (4)	14,862	18,276	(19)%
Closed U.S. Mortgage Volume ($ million brokered)	$99.8	$337.6	(70)%

(1)
End of period. The 2021 period includes an estimated 800 individuals who we expected would not pursue the steps necessary to convert a COVID-related temporary license to a permanent license or renew a license with a COVID-related extended renewal date.
(2)
Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month.
(3)
Represents the number of completed applications that, with respect to each such application, the applicant has authorized us to submit to the health insurance carrier.
(4)
Represents an estimate of submitted policies approved by health insurance carriers during the indicated period. Not all approved policies will go in force.

* Not calculated

Segment Results
	Q3 2022	Q3 2021	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$427,830	$401,451	7%
Investment and Savings Products	201,697	233,337	(14)%
Senior Health (1)	17,184	22,936	(25)%
Corporate and Other Distributed Products (1)	29,345	34,745	(16)%
Total adjusted operating revenues (1)	$676,056	$692,469	(2)%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$111,764	$107,589	4%
Investment and Savings Products	58,377	69,368	(16)%
Senior Health (1)	(3,723)	(6,608)	(44)%
Corporate and Other Distributed Products (1)	(17,752)	(13,529)	31%
Total adjusted operating income before income taxes (1)	$148,666	$156,820	(5)%

(1)
See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

Licensing momentum continued with 12,518 new life-licensed representatives being added during the third quarter of 2022, a 33% increase compared to the prior year period. Part of this growth was driven by significant recruiting incentives launched at the convention for the month of July that offered various levels of licensing fee discounts. The Company recruited approximately 83,000 individuals in July and 127,788 in total for the quarter, demonstrating the attractiveness of our business model to middle-income households today. The size of the sales force has increased nearly 4% since the end of last year with a total of 134,313 independent life-licensed representatives as of September 30, 2022.

Term Life Insurance

During the third quarter of 2022, the Company issued 71,104 new life insurance policies, a decrease of 6% compared to the third quarter of 2021. The Company believes the year-over-year decline in sales was attributable in part to the impact of economic uncertainty and a higher cost of living on middle-income families. Productivity at 0.18 policies per life-licensed representative per month remained in line with the Company’s historical range, but down slightly from 0.19 in the prior year period.

Third quarter revenues of $427.8 million increased 7% year-over-year, driven by 7% growth in adjusted direct premiums. Overall persistency continues to normalize and policies that were sold during the current year are generally performing in line with pre-pandemic levels. Lapse rates for policies issued during the first year of the pandemic continued to trend around 15% higher than historical norms. The DAC amortization ratio of 16.0% was generally in line with typical third quarter levels. The benefits and claims ratio during the quarter was 59.5%, reflecting $2 million in excess claims split between COVID-related deaths and normal volatility.

Investment and Savings Products

Total product sales during the quarter were $2.2 billion, or 23% lower compared to the third quarter of 2021 as equity markets continued to decline, pressuring sales and client asset values. Despite heightened market volatility, clients remain committed to long-term retirement savings and net client flows were robust at $714 million during the quarter. Client asset values on September 30, 2022 were $78.7 billion, declining 14% year-over-year.

Revenues of $201.7 million during the quarter declined 14% compared to the third quarter of 2021 as a result of a 28% drop in revenue-generating sales and a 10% decline in average client asset values. Asset-based net revenues declined slightly less than average client asset values due to the continued growth in managed account assets, while sales-based net revenues declined in line with commission-generating sales.

Senior Health

The third quarter results reflected seasonally lower activity levels ahead of the Annual Enrollment Period, which started on October 15. A total of 14,862 policies were approved during the quarter with lifetime value of commissions ("LTV") per approved policy of $868 and contract acquisition costs ("CAC") per approved policy of $905, resulting in an LTV/CAC ratio slightly below 1.0x.

The pre-tax operating loss during the third quarter was $3.7 million compared to a pre-tax operating loss attributable to Primerica of $6.6 million in the prior year period. The current period results include an increase in insurance carriers’ commission rates, which led to a $1.7 million positive tail adjustment. During the first nine months of 2022, the Company did not need to provide funding to the Senior Health segment as cash tax benefits from net operating losses were sufficient to cover operating needs.

Corporate and Other Distributed Products

During the third quarter, the segment recorded an adjusted operating loss before taxes of $17.8 million, increasing $4.2 million year-over-year. The increase was due to a $2.7 million lower contribution from the mortgage business as interest rate headwinds accelerated during the quarter, as well as higher insurance and other operating expenses.

Invested Asset Portfolio

Consolidated net investment income increased $4.3 million compared to the prior year period, reflecting higher yields on investments and growth in the size of the invested asset portfolio. Most of the increase was allocated to the Term Life segment, reflecting the growth in the business.

The invested asset portfolio ended the quarter with an unrealized loss of $321 million, compared to an unrealized loss of $223 million at June 30, reflecting the substantial rise in interest rates, and to a lesser extent, changes in credit spreads, during the period.

Taxes

The effective tax rate was 39.7% in the third quarter of 2022 compared to 24.2% in the prior year period. The increase in the effective tax rate during the third quarter of 2022 was driven by the non-cash goodwill impairment charge that is not deductible for income tax purposes. Excluding the goodwill impairment, the effective tax rate in the third quarter of 2022 would have been 23.4%. This rate is lower compared to the third quarter of 2021 because of e-TeleQuote state income tax benefits recorded in the current year.

Capital

During the third quarter, the Company repurchased $97.4 million of common stock, for a total of $324.3 million year-to-date. The Company expects to complete an additional $32 million by the end of 2022. The Board of Directors has approved a dividend of $0.55 per share, payable on December 14, 2022 to stockholders of record on November 22, 2022.

Primerica has a strong balance sheet, including invested assets and cash at the holding company of $240 million at quarter-end. Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be about 460% as of September 30, 2022.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures. Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share. Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business. Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted operating income before taxes, adjusted net operating income, and diluted adjusted operating earnings per share also exclude transaction-related expenses/recoveries associated with the purchase of e-TeleQuote Insurance, Inc. and subsidiaries (collectively, “e-TeleQuote”), adjustments to share-based compensation expense for shares exchanged in the business combination and non-cash goodwill impairment charges. We exclude e-TeleQuote transaction-related expenses/recoveries and non-cash goodwill impairment charges as these are non-recurring items that will cause incomparability between period-over-period results. We exclude adjustments to share-based compensation expense for shares exchanged in the business combination to eliminate period-over-period fluctuations that may obscure comparisons of operating results primarily due to the volatility of changes in the fair value of shares, which were ultimately redeemed at zero value. Adjusted operating income before income taxes and adjusted net operating income exclude income attributable to the noncontrolling interest to present only the income that is attributable to stockholders of the Company. Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business. These measures have limitations and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Wednesday, November 9, 2022, at 10:00 a.m. Eastern, to discuss the quarter’s results. To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software. A replay of the call will be available for approximately 30 days. This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; changes in federal, state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; economic down cycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; due to our very limited history with e-TeleQuote, we cannot be certain that its business will be successful or that we will successfully address any risks not known to us that may become material; a failure by e-TeleQuote to comply with the requirements of the United States government’s Centers for Medicare and Medicaid Services and those of its carrier partners; legislative or regulatory changes to Medicare Advantage or changes to the implementing guidance by the Centers for Medicare and Medicaid Services; e-TeleQuote’s inability to acquire or generate leads on commercially viable terms, convert leads to sales or if customer policy retention is lower than assumed; e-TeleQuote’s inability to enroll individuals during the Medicare annual election period; the loss of a key carrier, or the modification of commission rates or underwriting practices with a key carrier partner could adversely affect e-TeleQuote’s business; cyber-attack(s), security breaches or if e-TeleQuote is otherwise unable to safeguard the security and privacy of confidential data, including personal health information; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5.7 million lives and had over 2.7 million client investment accounts on December 31, 2021. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in the United States and Canada in 2021. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30, 2022	December 31, 2021
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,457,989	$2,702,567
Fixed-maturity security held-to-maturity, at amortized cost	1,433,760	1,379,100
Short-term investments available-for-sale, at fair value	-	85,243
Equity securities, at fair value	33,079	42,551
Trading securities, at fair value	3,718	24,355
Policy loans and other invested assets	48,787	30,612
Total investments	3,977,333	4,264,428
Cash and cash equivalents	438,025	392,501
Accrued investment income	19,949	18,702
Reinsurance recoverables	4,033,897	4,268,419
Deferred policy acquisition costs, net	3,049,102	2,943,782
Renewal commissions receivable	198,027	231,751
Agent balances, due premiums and other receivables	266,831	257,675
Goodwill	127,707	179,154
Intangible assets	188,150	195,825
Income taxes	90,719	81,799
Operating lease right-of-use assets	42,343	47,942
Other assets	403,452	441,253
Separate account assets	2,206,608	2,799,992
Total assets	$15,042,143	$16,123,223

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$7,314,688	$7,138,649
Unearned and advance premiums	16,153	16,437
Policy claims and other benefits payable	496,563	585,382
Other policyholders' funds	492,479	501,823
Notes payable - short term	-	15,000
Notes payable - long term	592,705	592,102
Surplus note	1,433,293	1,378,585
Income taxes	129,347	241,311
Operating lease liabilities	47,935	53,920
Other liabilities	611,646	615,710
Payable under securities lending	80,754	94,529
Separate account liabilities	2,206,608	2,799,992
Total liabilities	13,422,171	14,033,440

Temporary Stockholders' Equity
Redeemable noncontrolling interests in consolidated entities	-	7,271

Permanent Stockholders' equity
Equity attributable to Primerica, Inc.:
Common stock	370	394
Paid-in capital	-	5,224
Retained earnings	1,887,952	2,004,506
Accumulated other comprehensive income (loss), net of income tax	(268,350)	72,388
Total permanent stockholders' equity	1,619,972	2,082,512
Total liabilities and temporary and permanent stockholders' equity	$15,042,143	$16,123,223

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,
	2022	2021
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$810,079	$785,277
Ceded premiums	(404,870)	(401,295)
Net premiums	405,209	383,982
Commissions and fees	225,468	269,796
Net investment income	24,346	20,000
Investment gains (losses)	(2,699)	1,410
Other, net	20,965	18,051
Total revenues	673,289	693,239

Benefits and expenses:
Benefits and claims	171,293	183,425
Amortization of deferred policy acquisition costs	90,925	62,214
Sales commissions	105,915	129,268
Insurance expenses	57,552	51,901
Insurance commissions	7,666	8,412
Contract acquisition costs	13,446	23,524
Interest expense	6,802	7,529
Goodwill impairment loss	60,000	-
Other operating expenses	73,791	79,864
Total benefits and expenses	587,390	546,137
Income before income taxes	85,899	147,102
Income taxes	34,092	35,663
Net income	$51,807	$111,439
Net income attributable to noncontrolling interests	-	(1,017)
Net income attributable to Primerica, Inc.	$51,807	$112,456

Earnings per share attributable to common stockholders:
Basic earnings per share	$1.38	$2.83
Diluted earnings per share	$1.37	$2.82

Weighted-average shares used in computing earnings per share:
Basic	37,438	39,561
Diluted	37,541	39,679

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended September 30,
	2022	2021	% Change
Total revenues	$673,289	$693,239	(3)%
Less: Investment gains (losses)	(2,699)	1,410
Less: 10% deposit asset MTM included in NII	(68)	(640)
Adjusted operating revenues	$676,056	$692,469	(2)%

Income before income taxes	$85,899	$147,102	(42)%
Less: Investment gains (losses)	(2,699)	1,410
Less: 10% deposit asset MTM included in NII	(68)	(640)
Less: e-TeleQuote transaction-related expenses	-	(10,027)
Less: Equity comp for awards exchanged during acquisition	-	1,004
Less: Noncontrolling interest	-	(1,465)
Less: Goodwill impairment	(60,000)	-
Adjusted operating income before income taxes	$148,666	$156,820	(5)%

Net income	$51,807	$111,439	(54)%
Less: Investment gains (losses)	(2,699)	1,410
Less: 10% deposit asset MTM included in NII	(68)	(640)
Less: e-TeleQuote transaction-related expenses	-	(10,027)
Less: Equity comp for awards exchanged during acquisition	-	1,004
Less: Noncontrolling interest	-	(1,465)
Less: Goodwill impairment	(60,000)	-
Less: Tax impact of preceding items	647	2,449
Adjusted net operating income	$113,927	$118,708	(4)%

Diluted earnings per share (1)	$1.37	$2.82	(51)%
Less: Net after-tax impact of operating adjustments	(1.65)	(0.16)
Diluted adjusted operating earnings per share (1)	$3.02	$2.98	1%

(1)
Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2022	2021	% Change
Direct premiums	$804,586	$779,490	3%
Less: Premiums ceded to IPO coinsurers	226,869	241,439
Adjusted direct premiums	577,717	538,051	7%

Ceded premiums	(403,416)	(399,835)
Less: Premiums ceded to IPO coinsurers	(226,869)	(241,439)
Other ceded premiums	(176,548)	(158,396)
Net premiums	$401,169	$379,655	6%

SENIOR HEALTH SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2022	2021	% Change
Loss before income taxes	$(63,723)	$(8,490)	651%
Less: e-TeleQuote transaction-related costs	-	(417)
Less: Noncontrolling interest	-	(1,465)
Less: Goodwill impairment	(60,000)	-
Adjusted operating loss before taxes	$(3,723)	$(6,608)	(44)%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2022	2021	% Change
Total revenues	$26,578	$35,515	(25)%
Less: Investment gains (losses)	(2,699)	1,410
Less: 10% deposit asset MTM included in NII	(68)	(640)
Adjusted operating revenues	$29,345	$34,745	(16)%

Loss before income taxes	$(20,519)	$(21,365)	(4)%
Less: Investment gains (losses)	(2,699)	1,410
Less: 10% deposit asset MTM included in NII	(68)	(640)
Less: e-TeleQuote transaction-related expenses	-	(9,610)
Less: Equity comp for awards exchanged during acquisition	-	1,004
Adjusted operating loss before income taxes	$(17,752)	$(13,529)	31%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	September 30, 2022	December 31, 2021	% Change
Stockholders' equity (1)	$1,619,972	$2,082,512	(22)%
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	(252,913)	63,777
Adjusted stockholders' equity (1)	$1,872,885	$2,018,735	(7)%

(1)
Reflects the Company’s permanent stockholders’ equity and does not include temporary stockholders’ equity.